Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com
713-350-6000

Dennard Rupp Gray & Lascar, LLC
Ken Dennard | ksdennard@drg-l.com
Ben Burnham | bburnham@drg-l.com
713-529-6600

MAIN STREET CAPITAL PROVIDES FIRST

QUARTER 2012 PORTFOLIO ACTIVITY UPDATE

HOUSTON, April 10, 2012 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) today provided an update of its portfolio investment activity for the first quarter of 2012.

Lower Middle Market Portfolio Investments Update

During the first quarter of 2012, Main Street completed lower middle market (“LMM”) portfolio investments totaling $16.5 million, including one previously announced new LMM portfolio company investment totaling $6.8 million and follow on investments in existing LMM portfolio companies totaling $9.7 million.

On an aggregate basis, Main Street received total repayments of debt principal and return of invested equity capital from the exits and repayments discussed below and additional partial repayments of LMM portfolio debt investments during the first quarter of 2012 of $43.6 million.

Main Street’s significant LMM portfolio activity for the first quarter of 2012 is summarized below:

New LMM Portfolio Company Investment

•                  AmeriTech College Operations, LLC - $6.8 million investment in secured, first lien debt; the company is a private, for-profit college focused on providing healthcare training programs such as nursing, medical assisting, medical billing and coding, surgical technicians and dental assisting.

Significant LMM Portfolio Investment Exits

•                  Drilling Info, Inc. — full exit of debt investment and partial exit of equity investments; realized gain of $9.2 million on the sale of equity warrant participation and total internal rate of return of 58.3% and 2.6 times money invested on exited investments.

•                  NTS Holdings, Inc. — full exit of debt and equity investments; realized payment of $2.5 million of accrued paid-in-kind dividends, realized gain of $1.7 million and total internal rate of return of 24.5% and 1.5 times money invested.

•                  Currie Acquisitions, LLC — full exit of debt and equity investments for the full principal amount of the debt investment and a realized loss of $1.8 million on the equity investment.

•                  American Sensor Technologies, Inc. — full exit of debt investment for the full principal amount as part of a senior debt refinancing by the portfolio company; Main Street continues to hold its equity warrants in the company.

Middle Market Portfolio Investments Update

In addition to the LMM portfolio investment activity discussed above, Main Street completed middle market portfolio investments, which represent debt investments in businesses that are generally larger in size than Main Street’s LMM portfolio companies, totaling $63.4 million during the first quarter of 2012, including investments in thirteen new companies with a weighted average effective yield of approximately 8.7%.  These new middle market investments represent first lien and second lien secured debt investments and include companies operating in the building materials, chemicals, computers & electronics, healthcare, manufacturing, metals & mining, oilfield services and service industries.  In addition, Main Street fully exited eight of its middle market portfolio debt investments during the first quarter of 2012, which together with partial repayments on or sales of other debt securities in existing middle market portfolio companies, represented a total decrease of debt securities principal of $41.6 million during the first quarter of 2012.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.